UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934, as amended
Check the appropriate box:
X	Preliminary Information Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
Definitive Information Statement

Ceragenix Pharmaceuticals, Inc. (Name of Registrant As Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
No fee required
X	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1)	Title of each class of securities to which transaction applies: Common Stock
(2)	Aggregate number of securities to which transaction applies: 1,000
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$1,453,298.00

(4)	Proposed maximum aggregate value of transaction: $1,453,298.00
(5)	Total fee paid: $290.66
Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

CERAGENIX PHARMACEUTICALS, INC.

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

Dear Stockholders:

        Notice is hereby given that we received the written consent, in lieu of a meeting of stockholders, from the holder of a majority of our outstanding voting stock, approving the sale of one of our wholly-owned subsidiaries, Global Alaska Industries, Inc. ("GAI"). Trans Alaska Holdings, Inc., an Alaska corporation, will purchase all of our interest in GAI. Trans Alaska Holdings will pay $100 cash for the shares of GAI and will assume all of its liabilities. As of September 30, 2005, GAI's liabilities exceeded its assets by approximately $1.5 million. Under Delaware law, the sale of GAI may be deemed to be a sale of substantially all of our assets.

        You are encouraged to read the attached Information Statement for further information regarding these actions.

        This is not a notice of a meeting of stockholders and no stockholders' meeting will be held to consider the matters described herein. This Information Statement is being furnished to you solely for the purpose of informing stockholders of the matters described herein in compliance with Regulation 14C of the Securities Exchange Act of 1934, as amended.

By Order of the Board of Directors

/s/ Steven S. Porter
Steven S. Porter, Chief Executive Officer

Ceragenix Pharmaceuticals, Inc.
1444 Wazee Street, Suite 210
Denver, Colorado 80202
(720) 946-6440

December ___, 2005

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

           This Information Statement is first being mailed or furnished to stockholders on or about [INSERT DATE], 2005 and the transaction described herein will not become effective until 20 days thereafter. We will pay all costs associated with the preparation and distribution of this Information Statement, including all mailing and printing expenses. We will also, upon request, reimburse brokers, banks and similar organizations for reasonable out-of-pocket expenses incurred in forwarding this Information Statement to their clients.

STOCKHOLDER ACTIONS

Summary Term Sheet of Agreement for Sale of Assets
*

In September 2005, we entered into an agreement to sell our interest in one of our two operating subsidiaries, Global Alaska Industries, Inc., to an unaffiliated third party (controlled by two of our shareholders who collectively own less than 5% of our common stock).(See page3 and 4)

*

This sale may represent the sale of substantially all of our assets. Following the transaction, we will be exclusively engaged in developing our pharmaceutical technologies. (See Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005, incorporated by reference)

*

The purchaser will pay $100 cash and assume all liabilities of Global Alaska Industries, Inc., which exceed the value of its assets by approximately $1.5 million. We will not receive any additional consideration in the transaction. (See page 5)

*	As of September 30, 2005, operations of Global Alaska Industries, Inc. have been and are now being conducted by the purchaser. (See page 5)

*

Our Board of Directors has unanimously approved the transaction and our principal shareholder owning approximately 90% of our issued and outstanding shares has approved the transaction by written consent. No further corporate approvals are necessary under Delaware law. (See page 6).

Introduction

        We act as a holding company with two subsidiaries: Ceragenix Corporation and Global Alaska Industries, Inc. ("GAI"). On June 23, 2005, our Board of Directors authorized management to pursue the sale of GAI and its wholly-owned operating subsidiary, Alaska Bingo Supply, Inc. ("ABSI"). On September 28, 2005, we entered into a definitive agreement to sell our ownership of GAI, and its wholly-owned subsidiary, ABSI, to Trans Alaska Holdings, Inc., an unaffiliated third party ("Buyer"). On October 3, 2005, a stockholder holding approximately 90% of our outstanding voting stock, acting by written consent in accordance with the requirements of the Delaware General Corporation Law ("DGCL"), approved the sale of GAI to the Buyer.

        As a result of the agreement, the Buyer will acquire all of the assets and assume all of the liabilities of GAI and its operating subsidiary, ABSI. As of September 30, 2005, the liabilities of ABSI exceeded its assets by approximately $1.5 million. Effective September 30, 2005, the Buyer assumed operational control and responsibility for all liabilities and obligations of GAI. We expect to close this transaction on the first business day following the twentieth (20th) day after we mail this Information Statement.

Reasons for the Sale of GAI

        Through ABSI, we have been engaged in the distribution of a line of products, supplies, and equipment utilized by licensed gaming organizations in the State of Alaska. Gaming in Alaska is limited to qualified organizations (primarily non-profit groups and municipalities) that operate bingo and pull-tab games for fund raising purposes. ABSI has operated as a licensed supplier to these organizations since 1979. ABSI also engages in the sale and service of Automated Teller Machines or "ATMs."

        Through Ceragenix Corporation, we are engaged in the development of medical devices and pharmaceutical products. Ceragenix Corporation holds exclusive rights to commercialize two patented platform technologies that have applications in the fields of dermatology and infectious disease. These technologies were invented by leading researchers in their fields. We believe that these technologies have the potential to address significant medical needs and that both represent substantial advances in medical technology.

        The Board concluded that operating in two unrelated business segments was confusing to shareholders, analysts and potential investors and such confusion was detrimental to our ability to raise additional capital, create an active trading market for our common stock and increasing shareholder value. The Board determined that the future prospects of the pharmaceutical business represented a better opportunity than those of the gaming business. Accordingly, in June 2005, the Board authorized management to pursue the sale of GAI, and its operating subsidiary, ABSI.

Effects of the Sale of GAI

        We do not expect the sale of GAI and its operating subsidiary, ABSI, to either positively or negatively affect our liquidity and capital resources. They will be sold in consideration of the assumption of all the associated liabilities of the business, which exceed the value of the assets by approximately $1.5 million. Since our acquisition of Ceragenix Corporation in May 2005, the financial operations of GAI and its operating subsidiary, ABSI, have been segregated from those of Ceragenix Corporation, and ABSI has not made any contribution to the operating expenses of Ceragenix Pharmaceuticals, Inc. The Buyer will acquire all of the assets and assume all of the liabilities of ABSI.

Buyer's Business

        The Buyer was organized for the sole purpose of completing the acquisition of GAI. The Buyer conducted no business operations prior to the date that it assumed operational control of GAI.

Contacts with Buyer

        The principals and controlling persons of the Buyer were affiliated with our former parent company, Global Casinos, prior to the spin-off of our shares effective July 2001. They were directors of Global Casinos when it first acquired ABSI and GAI in 1997. Those companies were subsequently dropped down into OnSource Corporation and spun off. OnSource Corporation subsequently changed its name to Ceragenix Pharmaceuticals, Inc.

        When we commenced the search for a buyer of GAI in June 2005, we contacted these persons as we knew that they were familiar with GAI's business. Over the next several months, discussions ensued between our management team and the management of Buyer as to the terms of a potential sale of GAI.

Summary of Material Terms of the Stock Purchase Agreement

        The material terms of the stock purchase agreement for the sale of GAI to Buyer are summarized below.

        The Assets

        The assets to be sold consist of all of the stock we own in GAI.

        Assumed Liabilities

        Under the terms of the stock purchase agreement, the Buyer will assume all liabilities of GAI, and its operating subsidiary, ABSI. As of September 30, 2005, these liabilities included:

*	Accounts payable and accrued liabilities of $542,593
*	Long-term debt of $1,537,779

        The Purchase Price

        In addition to the Buyer assuming all liabilities of GAI, and its operating subsidiary, ABSI, the purchase price to be paid by the Buyer will be $100.

        Operation of ABSI

        Commencing on September 30, 2005, the Buyer has had the sole and exclusive right to supervise and manage the business operations of ABSI, including the collection of revenues and payment of expenses and accrued liabilities, and has the sole and exclusive financial benefit, if any, and economic risk, if any, of those operations. Accordingly, after September 30, 2005, our company had no interest whatsoever in the business operations of ABSI.

        Representations and Warranties

        The stock purchase agreement contains various customary representations and warranties made by each of the parties to the agreement. Such representations and warranties relate to, among other things, the enforceability of the agreement, our organization and the organization of Buyer, our authority and the authority of Buyer to enter into the agreement, and the condition of the assets being transferred.

        Closing

        We expect to close on the first business day following the twentieth (20th) day after we mail this Information Statement.

Vote Required

        The affirmative vote of the holders of a majority of our outstanding voting stock is required to approve the sale of the GAI shares, which vote was obtained by the holder of a majority of our outstanding voting stock through written consent effective October 3, 2005.

Dissenters' Rights of Appraisal

        The Delaware General Corporation Law does not provide for appraisal rights in connection with our sale of all 1,000 shares of GAI.

Regulatory Approvals

        Because the transaction has been approved by our majority shareholder, the only remaining condition to closing is the distribution of this Information Statement. No other state or federal regulatory approvals are required to effectuate this transaction.

Executive Offices

        Our executive offices are located at 1444 Wazee Street, Suite 210, Denver, Colorado 80202. Our telephone number is (720) 946-6440.

Security Ownership of Certain Beneficial Owners and Management

       The following table sets forth, as of September 30, 2005 and as adjusted for the sale of options and warrants, the common stock ownership of (i) each person known by us to be the beneficial owner of five (5%) percent or more of our common stock, (ii) all directors individually, (iii) all officers individually, and (iv) all directors and officers as a group. As of September 30, 2005, there were 12,720,324 total shares of common stock issued and outstanding held of record by 746 persons. Beneficial ownership is based on information provided to us, and the beneficial owner has no obligation to inform us of or otherwise report any changes in beneficial ownership. Except as indicated, and subject to community property laws when applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name & Address(1) of Beneficial Owner	Shares Beneficially Owned(2)
	Number	Percent(3)
Steven S. Porter(4)	950,000	6.9
Jeff Sperber(5)	400,000	3.0
Dr. Peter Elias(6)	150,000	1.2
Carl Genberg(7)	550,000	4.1
Russell L. Allen	200	*
Michel Darnaud	-	-
Cheryl A. Hoffman-Bray	-	-
Philippe J.C. Gastone	-	-
Alberto J. Bautista	-	-
Osmotics Corporation(8)(9) 1444 Wazee Street, Suite 210 Denver, Colorado 80202	13,248,929	89.7
Executive Officers and Directors as a Group(10)	2,050,200	13.9

* Indicates less than 1%

(1) Unless otherwise noted, the address of the beneficial owner is Ceragenix Pharmaceuticals, Inc. 1444 Wazee Street, Suite 210, Denver, Colorado 80202.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options and warrants currently exercisable within 60 days of September 30, 2005 are deemed outstanding for purposes of computing the percentage of the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3) Percentage of beneficial ownership is based on 12,720,324 shares of outstanding common stock

(4) Includes 475,000 shares that Mr. Porter is entitled to purchase through a currently exercisable option and 475,000 shares that his spouse, Mrs. Francine Porter, is entitled to purchase through a currently exercisable option.

(5) Represents shares that Mr. Sperber is entitled to purchase through a currently exercisable option.

(6) Represents shares that Dr. Elias is entitled to purchase through a currently exercisable option.

(7) Represents shares that Mr. Genberg is entitled to purchase through a currently exercisable option.

(8) Includes 1,057,161 shares that Osmotics Corporation is entitled to purchase through a warrant, which warrant is immediately exercisable. Includes 1,000,000 shares that are issuable to Osmotics Corporation upon conversion of our Series A Preferred Stock that was issued as part of the merger.

(9) Effective on November 7, 2005, Osmotics Corporation deposited into escrow with Corporate Stock Tranfer, Inc., as escrow agent, an aggregate of 10.7 million shares of common stock and 1.0 million shares of Series A Preferred Stock. Under the terms of the Escrow Agreement, the escrowed securities are to be held for exchange with the securityholders of Osmotics as part of a distribution. The distribution cannot be completed until a registration statement registering the exchange under the Securities Act has been declared effective by the SEC. While the securities are held in escrow, voting power with respect to those shares has been granted to the board of directors of Ceragenix Pharmaceuticals.

(10) Represents shares that directors and officers are entitled to purchase through currently exercisable options.

 Pro Forma Financial Information

        Pro forma financial information is not being presented pursuant to Item 14 of Schedule 14A because the operating results of GAI have been separately classified as discontinued operations in the Company's Quarterly Report on Form10-QSB for the three and nine month periods ended September 30, 2005. Accordingly, a reader can readily ascertain the operating results of the Company as if the sale of GAI had taken place on January 1, 2005. No additional pro forma adjustments would be necessary. As a result of the merger between the Company and Ceragenix Corporation on May 10, 2005 being accounted for as a reverse acquisition, the operating results of GAI have not been included in the Company's operating results for the 2004 periods presented in the Company's Quarterly Report on Form 10-QSB. Accordingly, there would be no pro forma adjustments necessary to reflect the sale of GAI on the Company's operating results for 2004.

Documents Incorporated by Reference

        This information statement incorporates documents by reference. The Securities and Exchange Commission allows us to "incorporate by reference" documents that we have filed with it, which means that we can disclose important information to you by referring you to those documents. The documents contain important information about us and our finances.

        The following documents, which we have filed with the Securities and Exchange Commission (File No. 000-50470), are incorporated by reference into this proxy statement:

*	Quarterly Report on Form 10-QSB as of and for the nine month period ended September 30, 2005, as filed with the Securities and Exchange Commission on November 21, 2005.

Additional Information

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy statements and other information including annual and quarterly reports on Form 10-KSB and 10-QSB with the Securities and Exchange Commission. Reports and other information filed by us can be inspected and copied at the public 100 F Street, N.E., Room 1580 in Washington, D.C. 20549. Copies of such material can be obtained upon written request addressed to the Securities and Exchange Commission, Public Reference Section, Washington, D.C. 20549, at prescribed rates. The Securities and Exchange Commission also maintains a web site on the Internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission through the Electronic Data Gathering, Analysis and Retrieval System may be obtained free of charge.